Exhibit 99.7

Selina Hospitality PLC (f/k/a Selina Holding Company, UK Societas)

6th Floor, 2 London Wall Place

Barbican

London

EC2Y 5AU

England

March 31, 2022

Re: Selina Hospitality PLC — Amendment No. 1 to Registration Statement on Form F-4

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Selina Hospitality PLC, a public limited company organized under the laws of England and Wales (f/k/a Selina Holding Company, UK Societas) (the “Company”), is making this representation in connection with the Company’ submission on the date hereof of Amendment No. 1 to its registration statement on Form F-4 (“Amendment No. 1”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares and warrants to purchase ordinary shares in connection with a business combination of the Company, BOA Acquisition Corp., a blank check company incorporated under the laws of Delaware (“BOA”), and Samba Merger Sub, Inc., a wholly owned subsidiary of the Company incorporated in Delaware (the “Merger Sub”), pursuant to a business combination agreement dated as of December 2, 2021, by and among the Company, BOA and Merger Sub.

The Company has included in Amendment No. 1 audited consolidated financial statements for the Company as of December 31, 2020.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.2. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and currently in effect, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.

The Company is not required by any jurisdiction outside the United States to prepare and file, and has not prepared or filed, consolidated financial statements audited under any generally accepted auditing standards for any period subsequent to December 31, 2020 until September 30, 2022.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company.

3.	The Company does not anticipate that the Company audited financial statements for the year ended December 31, 2021 will be available until the second quarter of 2022.

4.	In no event will the Company seek effectiveness of its Registration Statement on Form F-4 if the Target’s audited financial statements are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to Amendment No. 1 on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

Selina Hospitality PLC

/s/ Rafael Museri
By:	Rafael Museri
Title:	Chief Executive Officer